INVESTMENT SUB-ADVISORY AGREEMENT

SECOND AMENDMENT

This amendment (“Second Amendment”) to the Investment Sub-Advisory Agreement dated April 22, 2021 (“Agreement”), as amended on August 17, 2022 (“First Amendment”), is entered into as of March 8, 2023 by and among Aon Investments USA Inc., AFA Multi-Manager Credit Fund and Alternative Fund Advisors, LLC. All capitalized terms used in this Second Amendment and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS the parties wish to amend certain terms contained in the Agreement and the First Amendment;

NOW THEREFORE, the parties agree as follows:

1.	Annual Sub-Adviser Fee. The “Annual Sub-Adviser Fee” shall be computed as set forth in the Agreement and First Amendment. The “Full Fee” is defined as the Annual Sub-Adviser Fee divided by 12.

2.	Fee Adjustment. Each month, the Sub-Adviser shall charge the lower of the Total Fee (as defined below) and the Full Fee.

a.	Definitions:

i.	The “Annual Base Fee” is defined as the larger of $100,000 and 0.20% of the Net Asset Value, and the “Base Fee” is defined as the Annual Base Fee divided by 12.

ii.	The “ODD Cost Incurred” is defined in Exhibit 1.

iii.	The “ODD Allowance” equals $14,583.33 per month.

iv.	The “Fee Waiver” equals the greater of $0 and the ODD Allowance minus the ODD Cost Incurred.

v.	The “Adjusted Fee” shall be the larger of the Base Fee and the Full Fee minus the Fee Waiver.

vi.	The “Excess ODD Fee” equals the larger of $0 and the ODD Cost Incurred minus the ODD Allowance.

vii.	The “Cumulative Excess ODD Fee” equals the Cumulative Excess ODD Fee in the prior month plus the Excess ODD Fee for the current month minus the Catch-Up Payment for the current month, if any.

viii.	The “Catch-up Payment” is the smaller of (the prior month Cumulative Excess ODD Fee + the current month Excess ODD Fee) and (the Full Fee minus the Adjusted Fee).

b.	The Total Sub-Adviser Fee in a month is the sum of the Adjusted Fee and the Catch-Up Payment, if any.

c.	A formulaic representation of the Total Sub-Adviser Fee in any given month is shown in Exhibit 1.

3.	Net Asset Value. The following sentence is deleted from Section 10 of the Agreement:

“Net Asset Value means the total value of the Fund’s assets.”

4.	Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties in relation to the services provided under the Agreement and supersedes all previous communications, negotiations, and agreements, whether written or oral.

5.	Conflicts. In the event any terms of this Amendment conflict with the terms contained in the Agreement, the terms of this Amendment will control.

6.	No Other Amendment. Except as set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

Alternative Fund Advisors, LLC		Aon Investments USA Inc.

By:		By:

Name:	Marco Hanig	Name:	David Testore

Title:	Managing Principal	Title:	COO

Date:	3/8/2023	Date:	08/17/2023

AFA Multi-Manager Credit Fund

By:

Name:	Marco Hanig

Title:	President

Date:	3/8/2023

Exhibit 1

Fee Schedule for Operational Due Diligence

The “ODD Cost Incurred” in any given month shall be calculated at a rate of

a)	$3,000 for each ODD IQ+ report conducted on a manager and strategy communicated to Aon in writing by Client

b)	$12,000 for each Full ODD report conducted on a manager and strategy communicated to Aon in writing by Client with no prior ODD IQ+

c)	$9,000 for each Full ODD report conducted on a manager and strategy communicated to Aon in writing by Client where an ODD IQ+ report has previously been conducted

d)	The first two Full ODD reports during each contract year shall be free of charge

Formula for Fee Adjustment:

ODD Allowance	= $14,583 per month
Fee Waiver	= The larger of (ODD Allowance – ODD Cost Incurred) and $0
Full Fee	= (The larger of (0.20% * NAV) and $275,000) /12
Base Fee	= (The larger of (0.20% * NAV) and $100,000) /12
Adjusted Fee	= The larger of Base Fee and (Full Fee – Fee Waiver)
Excess ODD Fee	= The larger of (ODD Cost Incurred – ODD Allowance) and $0
Cumulative Excess ODD Fee	= The larger of (Cumulative Excess ODD Fee in prior month plus Excess ODD
Fee in current month minus Catch-up Payment in current month) and $0
Catch-up Payment	= The smaller of (prior month Cumulative Excess ODD Fee + current month
Excess ODD Fee) and (Full Fee - Adjusted Fee).
Total Sub Advisor Fee	= Adjusted Fee + Catch-Up Payment (if any)

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